Exhibit 5

                    [Kirkpatrick & Lockhart LLP Letterhead]



                                                  September 2, 1998



Allegheny Teledyne Incorporated
1000 Six PPG Place
Pittsburgh, PA  15222-5479

Ladies and Gentlemen:

         We are counsel to Allegheny Teledyne Incorporated, a Delaware corporation (the "Registrant"), and in such capacity we have acted as counsel to the Registrant in connection with the Registrant's Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (File No. 333-46695) (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 601,423 shares (the "Shares") of the Registrant's Common Stock, par value $.10 per share, issuable in connection with the Oregon Metallurgical Corporation 1996 Employee Stock Option Plan, the Oregon Metallurgical Corporation 1997 Employee Stock Option Plan, and the Warrant Agreement (Nontransferable Warrant) dated September 19, 1994 between Oregon Metallurgical Corporation and James S. Paddock (collectively, the "Plans").

         We are familiar with the Registration Statement and the Plans, and we have examined the Registrant's Restated Certificate of Incorporation and the Registrant's Amended and Restated By-Laws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                           Yours truly,


                                           /s/ Kirkpatrick & Lockhart LLP